EXHIBIT 99.1

Sun Healthcare Group, Inc. Announces 2011 Guidance

Contact: Investor Inquiries (505) 468-2341
Media Inquiries (505) 468-4582

          Irvine, Calif. (Jan. 6, 2011)—Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) today reaffirmed its 2010 EBITDAR guidance and is establishing its outlook for 2011. The Company continues to believe that 2010 EBITDAR will be at the high end of the previously announced range of $244 million to $250 million.  For 2011, Sun expects EBITDAR to be in the range of $259 million to $265 million and diluted earnings per share to be between $1.30 and $1.45.

“I am looking forward to maintaining our high quality of services to our patients and continuing to grow our business in 2011,” said William A. Mathies, Sun’s Chairman and Chief Executive Officer. “Our 2011 guidance incorporates our expectations for both revenue and EBITDAR growth, along with the new capital structure that resulted from the 2010 restructuring of our operating and real estate assets.  We believe that the new Medicare Resource Utilization Group system (RUG-IV) represents a positive opportunity for our consolidated business results as it reinforces our strategy of building clinical capabilities to care for higher-acuity patients and moving patients more quickly out of higher-cost acute-care settings.”

Mathies continued, “We estimate that, under the RUG-IV system, the increases we will receive in our average Medicare rates, including market basket adjustments and acuity-related increases, will be partially offset by labor and other costs associated with higher-acuity patients, the elimination of concurrent therapy, and the impact of Medicare Part B Multiple Procedure Payment Reduction (MPPR).  We anticipate the net effect of the Medicare changes should positively impact EBITDAR in 2011.  We also anticipate that Medicaid rates, net of provider taxes, will continue to be flat in 2011.”

“Our 2011 outlook also incorporates our focus on continued growth. We anticipate the build-out of more than 600 new beds for our Rehab Recovery Suites, bringing our total to 2,580 by the end of the year, an increase of nearly 31 percent. We believe this capital investment will play an integral role in our proactive responses to Medicare reimbursement changes. And while our guidance does not include any acquisitions beyond the recently announced purchase of Countryside Hospice Care, Inc., we will continue to pursue targeted acquisitions that can provide meaningful synergies with our existing business lines and a high return on our invested capital.”  Mathies concluded, “The 2010 restructuring provided us with additional financial flexibility without impacting our focus on core patient-services operations. I am encouraged by our early responses to reimbursement changes and believe 2011 will be a year of positive growth.”

In November 2010, Sun completed the separation of substantially all of its real property assets from its operating businesses into two separate publicly traded companies:  Sun Healthcare Group, Inc. and Sabra Health Care REIT, Inc. (NASDAQ GS: SBRA). Sun currently leases 86 formerly owned centers from Sabra, resulting in an increased rent of $70.4 million, which is incorporated into Sun’s guidance.  Sun’s anticipated 2011 interest expense of $19.8 million reflects an average debt balance of $150 million at a blended interest rate of 9 percent, as well as interest expense of $6.3 million relating to Sun’s funded letter of credit facility, which supports its workers compensation program. There were no changes in Sun’s operations as a result of the restructuring.

2011 Full –Year Guidance:

The table below sets forth Sun’s 2011 full-year guidance:

(Dollars in millions, except EPS)	2011 Full-Year Guidance
	Low	High

Revenue	$1,950.0	$1,995.0

EBITDAR	$259.0	$265.0
Margin	13.3%	13.3%

Center rent expense	148.5	148.5

EBITDA	$110.5	$116.5
Margin	5.7%	5.8%

Depreciation & amortization	33.4	33.0
Interest, net	19.8	19.8

Pre-tax earnings	$57.3	$63.7

Income tax expense	23.5	26.1

Income from continuing operations	$33.8	$37.6

Diluted earnings per share	$1.30	$1.45
Diluted weighted average shares	26.0	26.0

Sun’s guidance excludes the results of operations of two nursing centers in Oklahoma with leases that expired at its option on December 31, 2010 and one nursing center that Sun expects to sell in 2011. Capital expenditures for 2011 should be in the range of $55 million to $60 million. As a result of net operating loss carryforwards, cash income taxes for the year should be in the range of $12 million to $14 million.

About Sun Healthcare Group, Inc.
Sun Healthcare Group, Inc. (NASDAQ GS: SUNH) is a healthcare services company, serving principally the senior population, with consolidated annual revenues in excess of $1.9 billion and approximately 30,000 employees in 46 states. Sun’s services are provided through its subsidiaries: as of December 31, 2010, SunBridge Healthcare and its subsidiaries operates 166 skilled nursing centers, 16 combined skilled nursing, assisted and independent living centers, 10 assisted living centers, two independent living centers and eight mental health centers with an aggregate of 23,220 licensed beds in 25 states; SunDance Rehabilitation provides rehabilitation therapy services to affiliated and non-affiliated centers in 36 states; CareerStaff Unlimited provides medical staffing services in 39 states; and SolAmor Hospice provides hospice services in 10 states.  For more information, go to www.sunh.com.

        Forward-looking Statements
Statements made in this release that are not historical facts are "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate,” "expect,” “hope,” "intend,” "may” and similar expressions. Forward-looking statements in this release include all statements regarding the expected results of operations, growth opportunities and plans and objectives of management for future operations. Factors that could cause actual results to differ are identified in filings made by the Company with the Securities and Exchange Commission and include changes in Medicare and Medicaid reimbursements; the impact that healthcare reform legislation will have on the Company’s business; the ability to maintain the occupancy rates and payor mix at the Company’s healthcare centers; potential liability for losses not covered by, or in excess of, insurance; the effects of government regulations and investigations; the ability of the Company to collect its accounts receivable on a timely basis; the significant amount of the Company’s indebtedness; covenants in debt agreements that may restrict the Company’s activities, including the Company’s ability to make acquisitions and incur more indebtedness on favorable terms; the impact of the current economic downturn on the business; increasing labor costs and the shortage of qualified healthcare personnel; and the Company’s ability to receive increases in reimbursement rates from government payors to cover increased costs. More information on factors that could affect the Company’s business and financial results are included in Sun’s filings made with the Securities and Exchange Commission, including its Annual Report on Forms 10-K and Quarterly Reports on Form 10-Q, copies of which are available on Sun’s web site, www.sunh.com. There may be additional risks of which the Company is presently unaware or that it currently deems immaterial.

The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control. Sun cautions investors that any forward-looking statements made by Sun are not guarantees of future performance and are only made as of the date of this release. Sun disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Non-GAAP Financial Measures:
EBITDA, EBITDA margin, EBITDAR and EBITDAR margin, as used in this press release are non-GAAP financial measures.

EBITDA is defined as net income before loss (gain) on discontinued operations, interest expense (net of interest income), income tax expense (benefit) and depreciation and amortization. EBITDA margin is EBITDA as a percentage of revenue. EBITDAR is EBITDA before rent expense and EBITDAR margin is EBITDAR as a percentage of revenue. Sun believes that the presentation of EBITDA, EBITDA margin, EBITDAR and EBITDAR margin provides useful information regarding Sun’s operational performance because it enhances the overall understanding of the financial performance and prospects for the future of Sun’s core business activities, provides consistency in Sun’s financial reporting and provides a basis for the comparison of results of core business operations between current, past and future periods. These measures are also some of the primary indicators Sun uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of its business from period to period without the effect of GAAP expenses, revenues and gains that are unrelated to day-to-day performance.  EBITDA, EBITDA margin, EBITDAR and EBITDAR margin are non-GAAP financial measures that have no standardized meaning defined by GAAP and should not be considered in isolation or as alternatives to net income, cash flows generated by or used in operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. We use EBITDA, EBITDA margin, EBITDAR and EBITDAR margin only to supplement net income on a basis prepared in conformance with GAAP in order to provide a more complete understanding of the factors and trends affecting our business. We strongly encourage investors to consider net income determined under GAAP as compared to EBITDA and EBITDAR, and to perform their own analysis, as appropriate.

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